JEFFER, MANGELS, BUTLER & MARMARO LLP
JOHN A. GRAHAM  (Bar No. 71017)
THOMAS M. GEHER (Bar No. 130588)
1900 Avenue of the Stars, Seventh Floor
Los Angeles, California 90067-4308
Telephone:  (310) 203-8080
Facsimile:  (310) 203-0567

Attorneys for Petitioning Creditor
Richard A. Schwartz and Interested
Party DFOTM Trust dated January 20, 1999

FREDMAN LIEBERMAN LLP
Marc A. Lieberman, Esq. (SBN 157318)
1875 Century Park East, Suite 2200
Los Angeles, CA 90067
Tel (310) 284-7350
Fax (310) 284-7352
Attorneys For Alleged Debtor

[Additional Counsel of Record on Page 2]


                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                              LOS ANGELES DIVISION

  In re                               )  CASE NO. LA 03-19005 ES
                                      )
                                      )  Chapter 7 (Involuntary)
  LITFUNDING CORPORATION, a           )
  Nevada corporation,                 )
                                      )  STIPULATION BETWEEN LITFUNDING
                                      )  CORPORATION AND PETITIONING
                                      )  CREDITORS RE AMENDMENT OF
                       Alleged debtor.)  INVOLUNTARY PETITION, ENTRY OF
                                      )  ORDER FOR RELIEF, RESERVATION OF
                                      )  DEBTOR'S CLAIMS UNDER
                                      )  BANKRUPTCY CODE SECTION 303 (i),
                                      )  USE OF CASH COLLATERAL AND
                                      )  PETITIONING CREDITORS ABILITY TO
                                      )  REVIEW AND INSPECT DEBTOR'S
                                      )  BUSINESS RECORDS; AND ORDER
                                      )  THEREON
                                      )
                                      )
                                      )  Date:   NOVEMBER 14, 2003
                                      )  Time:   10:00 a.m.
                                      )  Ctrm:   1645
                                                 Roybal Federal Building
                                                 255 E. Temple Street
                                                 Los Angeles, CA 90067




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Additional Counsel of Record:

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.
CRAIG M. RANKIN (Bar No. 169844)
LESLIE S. GOLD (Bar No. 154362)
1801 Avenue of the Stars, Suite 1120
Los Angeles, California 90067
Telephone: (310) 229-1234
Facsimile:  (310) 229-1244
Attorneys for Petitioning Creditors

LEADER KOZMOR MACIAS
Jon Leader, Esq. (SNB 147059)
Sean Macias, Esq. (SNB 201973)
1990 South Bundy Drive, Suite 390
Los Angeles, CA 90025
Tel (310) 820-4810
Fax (310) 820-4280
Attorneys For Alleged Debtors



TO THE HONORABLE ERITHE A. SMITH, UNITED STATES BANKRUPTCY COURT:

                  Deborah Naish, Richard Schwartz, in his individual and representative capacity for Richard A. Schwartz P.C. Profit Sharing Plan, Schwartz Family Trust, Amanda Schwartz and Jonathon Schwartz, Stanley Tomchin, Richard Coren, Kempten International, Lauren & Associates, Worldwide Information & Promotions, Sidney Azriliant, Grasscourt, Inc., Robin Eibl, J&S Investments, Joseph M. Russell, Paul Trent, and Ken Yamamoto (the "Petitioning Creditors") and LitFunding Corporation, a Nevada corporation ("LitFunding") hereby agree and stipulate as follows:

                                    RECITALS

                  A. On April 2, 2003, Deborah Naish, Richard Schwartz, in his individual and representative capacity for Richard A. Schwartz P.C. Profit Sharing Plan, Schwartz Family Trust, Amanda Schwartz and Jonathon Schwartz, Stanley Tomchin, Richard Coren, Kempten International, Lauren & Associates, Worldwide Information & Promotions, Sidney Azriliant, Grasscourt, Inc. filed an Involuntary Petition (the "Involuntary Petition") for the entry of an order for relief under 11 U.S.C. Chapter 7 against LitFunding. In June, 2003, Robin Eibl, J&S Investments, Joseph M. Russell, Paul Trent, Ken Yamamoto, Elliott Kalt and Victoria Till filed a joinder to the Involuntary Petition. Elliot Kalt and Victoria Till are not parties to this Stipulation and are not "Petitioning Creditors" for the purpose of this Stipulation.



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



                  B. On or about June 2, 2003, LitFunding filed an "Answer of Alleged Debtor to Involuntary Petition, Counterclaim" wherein LitFunding denied the material allegations of the Involuntary Petition, asserted certain affirmative defenses to the Involuntary Petition, and asserted various affirmative claims against the Petitioning Creditors based on, inter-alia, damages pursuant to 11 U.S.C. ss.303(i) caused to the LitFunding by the filing of the instant case.

                  C. On or about June 23, 2003, in response to LitFunding's Counterclaim, the Petitioning Creditors filed an "Answer to Counterclaim" denying all material allegations of LitFunding's Counterclaim and asserting certain affirmative defenses thereto.

                  D. The trial on the Involuntary Petition is scheduled for November 25 and 26, 2003.
                                    AGREEMENT

                  WHEREFORE, in consideration of the foregoing, the Petitioning Creditors and LitFunding agree as follows:

                  1. Upon the entry of an order of the United States Bankruptcy Court approving this Stipulation, the Petitioning Creditors' Involuntary Petition shall be deemed amended to seek the entry of an order for relief under 11 U.S.C. Chapter 11.


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                  2. LitFunding consents to the entry of an order for relief against LitFunding under 11 U.S.C. Chapter 11 and, upon the entry of an order of the United States Bankruptcy Court approving this Stipulation, the Bankruptcy Court shall enter an order for relief in the instant case under 11 U.S.C. Chapter 11.

                  3. LitFunding shall, no later than thirty (30) days after the entry of an order for relief, file completed Schedules and Statement of Financial Affairs and serve the same upon the Petitioning Creditors' counsel.

                  4. Notwithstanding LitFunding's consent herein to the entry of an order for relief, LitFunding agrees to dismiss, without prejudice, its Counterclaim filed herein against the Petitioning Creditors, and Petitioning Creditors agree that LitFunding reserves the right to refile its Counterclaim at any time, and that LitFunding does not waive any claims against the Petitioners, or any of them, including but not limited to claims based on 11 U.S.C. ss. 303(i).

                  5. For the purposes of this Stipulation the term "Cash Collateral" shall not be deemed a determination of the character of the funds referred to herein, and the Parties expressly reserve all of their rights. The Petitioning Creditors and LitFunding shall agree to enter into a six (6) month operating budget for LitFunding's business operations and use of cash collateral as a debtor-in-possession (the "Cash Collateral Budget"). The Cash Collateral Budget shall allow LitFunding to use, for itemized budgeted expenses, an agreed amount per month from all proceeds and payments (the "Cash Collateral") paid to or received by LitFunding from its present investments/advances in various lawsuits, claims and proceedings in which the Petitioning Creditors, and each of them, funded and/or have an interest. The Cash Collateral Budget shall itemize all budgeted expenses by categories and set forth the maximum amount of Cash Collateral which LitFunding may use per month on any budgeted expense. Subject to the Cash Collateral Budget, LitFunding shall not use, without the prior written consent of the Petitioning Creditors or an order of the United States Bankruptcy Court, any Cash Collateral.



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



                  6. All presently existing and future Cash Collateral which comes into LitFunding's possession or control shall be deposited into a segregated bank account (the "Cash Collateral Account") at a federally insured depository approved by the United States Trustee. Subject to the restrictions of the Cash Collateral Budget, Cash Collateral may be transferred from the Cash Collateral Account into LitFunding's operating accounts to the extent necessary for the actual payment of LitFunding's monthly expenses as allowed by the Cash Collateral Budget. New capital contributed by outside sources shall not be subject to the Cash Collateral Budget.

                  7. LitFunding agrees that the Petitioning Creditors, through Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (Ronald S. Greene, CPA) ("Gumbiner"), shall be entitled, upon twenty-four (24) hours advance notice, to visit LitFunding's offices to review any and all of LitFunding's non-privileged books and records, including, but not limited to, all financial records, banking records, records and statements relating to and concerning the Cash Collateral Account, and documents and writings relating or appertaining to the those investments/advances made by LitFunding in lawsuits, claims and proceedings in which the Petitioning Creditors, and each of them, funded and/or have an interest (the "Investments"). LitFunding agrees to cooperate with Gumbiner, provide Gumbiner with any reasonable information requested by Gumbiner, and provide Gumbiner with any nonprivileged documents and writings requested by Gumbiner.



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



                  8. LitFunding agrees to provide Gumbiner, no less than once per calendar month, with copies of any and all (i) Interim Reports, Operating Statements and other filings and disclosures made in or to the Office of the United States Trustee including, but not limited to, the Seven Day Packet, (ii) statements for each and every account, including the Cash Collateral Account, in which LitFunding has an interest, (iii) all of LitFunding's canceled checks and back-up documentation (excluding payroll back-up documentation) for all expenditures, (iv) copies of all checks and other documents and writings which evidence LitFunding's receipt of payment(s) on account of any of the Investments. LitFunding agrees to also deliver to Gumbiner on each and every Tuesday a report setting forth, as of the close of business on the preceding Friday, the status of each and every Investment, which status shall include whether each lawsuit, claim or proceeding included in the Investments has been
(i) lost (and include document/judgment proving such), (ii) won or favorably resolved and the amount of the judgment or settlement (and include a copy of the judgment or settlement agreement) or (iii) pending and the amount of principal and accrued "fees" due and owing (and include date case/proceeding is set for trial or arbitration).



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



                  9. In the event that LitFunding obtains, with the approval of the United States Bankruptcy Court pursuant to Bankruptcy Code section 364, new financing or capital (the "New Capital") and such New Capital is invested with or advanced by LitFunding to tort lawyers for the prosecution of claims (the "New Investments"), the Petitioning Creditors agree to subordinate their interests to any security interest of the New Capital allowed by the United States Bankruptcy Court.

                  10. Based upon the current circumstances and LitFunding's consent to the full and timely performance of its obligations contained herein, the Petitioning Creditors agree not seek the appointment of a chapter 11 trustee for LitFunding's bankruptcy estate, provided, however, that in the event LitFunding uses Cash Collateral in a manner contrary to the Cash Collateral Budget or any Order of the Bankruptcy Court, Petitioning Creditors may seek, on either regular or shortened notice, the immediate appointment of a chapter 11 trustee or the conversion of LitFunding's case to one under Chapter 7.

                  11. Unless expressly waived herein, LitFunding and the Petitioning Creditors hereby reserve any and all of their rights and claims.

Dated: October 10, 2003              JEFFER, MANGELS, BUTLER & MARMARO LLP


                                   By:  /s/ THOMAS M. GEHER
                                     ----------------------------------
                                     THOMAS M. GEHER
                                     Attorneys for Petitioning
                                     Creditor Richard A. Schwartz and
                                     Interested Party DFOTM Trust
                                     dated January 20, 1999



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Dated: October 10, 2003               LEVENE, NEALE, BENDER, RANKIN & BRILL



                                    By: /s/  CRAIG M. RANKIN
                                       -------------------------------------
                                       CRAIG M. RANKIN
                                       Attorneys for Petitioning
                                       Creditors

Dated: October 10, 2003                FREDMAN LIEBERMAN


                                    By: /s/  MARC A. LIEBERMAN
                                       -------------------------------------
                                       MARC A. LIEBERMAN
                                       Attorneys for LitFunding
                                       Corporation




                                       8
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                                      ORDER

                  IT IS SO ORDERED.

Dated: November 17, 2003               /s/  ERITHE A. SMITH
                                       -------------------------------------
                                       ERITHE A. SMITH
                                       UNITED STATES BANKRUPTCY JUDGE
















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